Exhibit 99.1

The Chefs’ Warehouse Reports Second Quarter 2022 Financial Results
Ridgefield, CT, July 27, 2022 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF) (the “Company” or “Chefs’”), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its second quarter ended June 24, 2022.

Financial highlights for the second quarter of 2022:

•Net sales increased 53.2% to $648.1 million for the second quarter of 2022 from $423.0 million for the second quarter of 2021.
•GAAP net income was $16.9 million, or $0.42 per diluted share, for the second quarter of 2022 compared to $1.1 million, or $0.03 per diluted share, in the second quarter of 2021.
•Adjusted net income per share1 was $0.51 for the second quarter of 2022 compared to $0.04 for the second quarter of 2021.
•Adjusted EBITDA1 was $45.3 million for the second quarter of 2022 compared to of $17.2 million for the second quarter of 2021.

“Late first quarter business strength continued into the second quarter as the combination of strong consumer demand, new customer openings and increased dining capacity led to consistent growth in revenue trends as we entered the late spring and summer season. Despite sequential deflation in certain center of the plate categories, overall pricing remained firm and incremental gains in volume contributed to sales growth during the quarter, “ said Chris Pappas, Chairman and Chief Executive Officer of the Company. “Although not back to pre-pandemic levels, moderate improvement in hospitality and event related business was evident as the quarter progressed.”

Second Quarter Fiscal 2022 Results

Net sales for the quarter ended June 24, 2022 increased 53.2% to $648.1 million from $423.0 million for the quarter ended June 25, 2021. Organic sales increased $152.3 million, or 36.0% versus the prior year quarter. Sales growth of $72.9 million, or 17.2%, resulted from acquisitions. Organic case count increased approximately 34.8% in the Company’s specialty category with unique customers and placements increases at 35.9% and 54.6%, respectively, compared to the prior year quarter. Organic pounds sold in the Company’s center-of-the-plate category increased approximately 14.2% compared to the prior year quarter. Estimated inflation was 16.4% in the Company’s specialty categories and 10.9% in the center-of-the-plate categories compared to the prior year quarter.
Gross profit increased approximately 62.7% to $156.0 million for the second quarter of 2022 from $95.9 million for the second quarter of 2021. Gross profit margin increased approximately 140 basis points to 24.1% from 22.7%. Gross margin in the Company’s specialty category decreased 70 basis points and gross margin increased 230 basis points in the Company’s center-of-the-plate category compared to the prior year quarter.

Selling, general and administrative expenses increased by approximately 37.8% to $124.5 million for the second quarter of 2022 from $90.4 million for the second quarter of 2021. The increase was primarily due to higher costs associated with compensation and benefits to support sales growth for the quarter ended June 24, 2022. As a percentage of net sales, operating expenses were 19.2% in the second quarter of 2022 compared to 21.4% in the second quarter of 2021.

Other operating expense increased by approximately $3.0 million primarily due to non-cash charges of $3.3 million for changes in the fair value of our contingent earn-out liabilities compared to non-cash credits of $0.1 million in the prior year period. The prior year period also includes a $0.6 million
1EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, and adjusted net income (loss) to these measures’ most directly comparable GAAP measure.

impairment of trademarks as a result of a shift in brand strategy to leverage our Allen Brothers brand in our New England region during the second quarter of fiscal 2021.

Operating income for the second quarter of 2022 was $27.6 million compared to $4.7 million for the second quarter of 2021. The increase in operating income was driven primarily by higher gross profit, partially offset by higher selling, general and administrative expenses, as discussed above. As a percentage of net sales, operating income was 4.3% in the second quarter of 2022 as compared to operating income of 1.1% in the second quarter of 2021.

Total interest expense increased to $4.5 million for the second quarter of 2022 compared to $4.4 million for the second quarter of 2021.

Net income for the second quarter of 2022 was $16.9 million, or $0.42 per diluted share, compared to net income of $1.1 million, or $0.03 per diluted share, for the second quarter of 2021.

Adjusted EBITDA1 was $45.3 million for the second quarter of 2022 compared to $17.2 million for the second quarter of 2021. For the second quarter of 2022, adjusted net income1 was $20.9 million, or $0.51 per diluted share compared to adjusted net income of $1.5 million, or $0.04 per diluted share for the second quarter of 2021.

Full Year 2022 Guidance

Based on current trends in the business, we are updating and raising our full year financial guidance as follows:

▪Net Sales for the full year of 2022 will be in the range of $2.375 billion to $2.475 billion;
▪Gross Profit to be between $553.0 million and $576.0 million and
▪Adjusted EBITDA to be between $135.0 million and $145.0 million

Second Quarter 2022 Earnings Conference Call

The Company will host a conference call to discuss second quarter 2022 financial results today at 8:30 a.m. EDT. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com. An online archive of the webcast will be available on the Company’s investor relations website.

Forward-Looking Statements

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to the following: our sensitivity to general economic conditions, including disposable income levels and changes in consumer discretionary spending; our ability to expand our operations in our existing markets and to penetrate new markets through acquisitions; we may not achieve the benefits expected from our acquisitions, which could adversely impact our business and operating results; we may have difficulty managing and facilitating our future growth; conditions beyond our control could materially affect the cost and/or availability of our specialty food products or center-of-the-plate products and/or interrupt our distribution network; our distribution of center-of-the-plate products, like meat, poultry and seafood, involves exposure to price volatility experienced by those products; our business is a low-margin business and our profit margins may be sensitive to inflationary and deflationary pressures; because our foodservice distribution operations are

1EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, adjusted net income (loss) and adjusted EPS to these measures’ most directly comparable GAAP measure.

concentrated in certain culinary markets, we are susceptible to economic and other developments, including adverse weather conditions, in these areas; fuel cost volatility may have a material adverse effect on our business, financial condition or results of operations; our ability to raise capital in the future may be limited; we may be unable to obtain debt or other financing, including financing necessary to execute on our acquisition strategy, on favorable terms or at all; interest charged on our outstanding debt may be adversely affected by changes in the method of determining London Interbank Offered Rate (LIBOR), or the replacement of LIBOR with an alternative rate; our business operations and future development could be significantly disrupted if we lose key members of our management team; and significant public health epidemics or pandemics, including COVID-19, may adversely affe ct our business, results of operations and financial condition. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company’s most recent annual report on Form 10-K filed with the SEC on February 22, 2022 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information until required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolateries, cruise lines, casinos and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 50,000 products to more than 35,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 24, 2022	June 25, 2021	June 24, 2022	June 25, 2021
Net sales	$648,104	$422,968	$1,160,207	$703,185
Cost of sales	492,100	327,094	886,690	548,364
Gross profit	156,004	95,874	273,517	154,821

Selling, general and administrative expenses	124,487	90,358	234,573	170,603
Other operating expenses (income), net	3,883	857	5,046	(313)
Operating income (loss)	27,634	4,659	33,898	(15,469)

Interest expense	4,465	4,408	8,830	9,171
Income (loss) before income taxes	23,169	251	25,068	(24,640)

Provision for income tax expense (benefit)	6,254	(847)	6,768	(7,817)

Net income (loss)	$16,915	$1,098	$18,300	$(16,823)

Net income (loss) per share:
Basic	$0.46	$0.03	$0.49	$(0.46)
Diluted	$0.42	$0.03	$0.47	$(0.46)

Weighted average common shares outstanding:
Basic	37,100,968	36,831,054	37,018,044	36,615,463
Diluted	42,053,453	37,081,186	41,896,379	36,615,463

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 24, 2022 AND DECEMBER 24, 2021
(in thousands)

	June 24, 2022	December 24, 2021
	(unaudited)
Cash and cash equivalents	$51,806	$115,155
Accounts receivable, net	208,229	172,540
Inventories, net	181,594	144,491
Prepaid expenses and other current assets	36,323	37,774
Total current assets	477,952	469,960

Equipment, leasehold improvements and software, net	155,564	133,622
Operating lease right-of-use assets	138,591	130,701
Goodwill	237,788	221,775
Intangible assets, net	118,526	104,743
Deferred taxes, net	4,376	9,380
Other assets	4,081	3,614
Total assets	$1,136,878	$1,073,795

Accounts payable	$144,547	$118,284
Accrued liabilities	44,817	35,390
Short-term operating lease liabilities	17,430	15,882
Accrued compensation	19,292	22,321
Current portion of long-term debt	4,843	5,141
Total current liabilities	230,929	197,018

Long-term debt, net of current portion	392,980	394,160
Operating lease liabilities	134,714	127,296
Other liabilities	4,568	5,110
Total liabilities	763,191	723,584

Common stock	383	380
Additional paid in capital	319,364	314,242
Cumulative foreign currency translation adjustment	(1,971)	(2,022)
Retained earnings	55,911	37,611
Stockholders’ equity	373,687	350,211

Total liabilities and stockholders’ equity	$1,136,878	$1,073,795

THE CHEFS’ WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWENTY-SIX WEEKS ENDED JUNE 24, 2022 AND JUNE 25, 2021
(unaudited, in thousands)

	June 24, 2022	June 25, 2021
Cash flows from operating activities:
Net income (loss)	$18,300	$(16,823)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	11,755	10,660
Amortization of intangible assets	6,819	6,643
Benefit for allowance for doubtful accounts	1,817	488
Non-cash operating lease expense	1,076	209
Deferred income tax provision (benefit)	5,004	(7,755)
Amortization of deferred financing fees	1,009	1,364
Stock compensation	5,982	5,738
Change in fair value of contingent earn-out liabilities	3,628	(1,420)
Intangible asset impairment	—	597
Loss on asset disposal	17	224
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(24,659)	(37,107)
Inventories	(30,569)	(39,347)
Prepaid expenses and other current assets	106	(101)
Accounts payable, accrued liabilities and accrued compensation	19,733	52,541
Other assets and liabilities	(237)	167
Net cash provided by (used in) operating activities	19,781	(23,922)

Cash flows from investing activities:
Capital expenditures	(23,490)	(9,574)
Cash paid for acquisitions	(52,007)	(7,165)
Net cash used in investing activities	(75,497)	(16,739)

Cash flows from financing activities:
Payment of debt, finance lease and other financing obligations	(2,769)	(34,372)
Proceeds from debt issuance	—	51,750
Payment of deferred financing fees	(406)	(1,450)
Surrender of shares to pay withholding taxes	(2,558)	(1,487)
Cash paid for contingent earn-out liabilities	(2,000)	(83)
Payments under asset based loan facility	—	(20,000)
Net cash used in financing activities	(7,733)	(5,642)

Effect of foreign currency translation on cash and cash equivalents	100	(58)

Net change in cash and cash equivalents	(63,349)	(46,361)
Cash and cash equivalents at beginning of period	115,155	193,281
Cash and cash equivalents at end of period	$51,806	$146,920

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) PER COMMON SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 24, 2022	June 25, 2021	June 24, 2022	June 25, 2021
Numerator:
Net income (loss)	$16,915	$1,098	$18,300	$(16,823)
Add effect of dilutive securities:
Interest on convertible notes, net of tax	719	—	1,365	—
Net income (loss) available to common shareholders	$17,634	$1,098	$19,665	$(16,823)
Denominator:
Weighted average basic common shares outstanding	37,100,968	36,831,054	37,018,044	36,615,463
Dilutive effect of unvested common shares	263,071	250,132	296,538	—
Dilutive effect of options and warrants	73,381	—	56,817	—
Dilutive effect of convertible notes	4,616,033	—	4,524,980	—
Weighted average diluted common shares outstanding	42,053,453	37,081,186	41,896,379	36,615,463

Net income (loss) per share:
Basic	$0.46	$0.03	$0.49	$(0.46)
Diluted	$0.42	$0.03	$0.47	$(0.46)

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS)
(unaudited; in thousands)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 24, 2022	June 25, 2021	June 24, 2022	June 25, 2021
Net income (loss)	$16,915	$1,098	$18,300	$(16,823)
Interest expense	4,465	4,408	8,830	9,171
Depreciation	5,866	5,553	11,755	10,660
Amortization	3,463	3,104	6,819	6,643
Provision for income tax expense (benefit)	6,254	(847)	6,768	(7,817)
EBITDA (1)	36,963	13,316	52,472	1,834

Adjustments:
Stock compensation (2)	2,939	3,280	5,982	5,738
Other operating expenses (income), net (3)	3,883	857	5,046	(313)
Duplicate rent (4)	1,550	694	3,286	1,389
Payroll tax credit (5)	—	(1,418)	—	(1,418)
Moving expenses (6)	—	438	—	438

Adjusted EBITDA (1)	$45,335	$17,167	$66,786	$7,668

1.We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
2.Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.
3.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals and certain third-party deal costs incurred in connection with our acquisitions or financing arrangements.
4.Represents duplicate rent and occupancy costs for our Los Angeles, CA, Richmond, CA, and Miami, FL facilities.
5.Represents a payroll tax credit earned in accordance with the Employee Retention Credit under the CARES Act.
6.Represents moving expenses for the consolidation of certain facilities in New England.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO NET INCOME (LOSS)
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 24, 2022	June 25, 2021	June 24, 2022	June 25, 2021
Net income (loss)	$16,915	$1,098	$18,300	$(16,823)

Adjustments to reconcile net income (loss) to adjusted net income (loss) (1):
Other operating expenses (income), net (2)	3,883	857	5,046	(313)
Duplicate rent (3)	1,550	694	3,286	1,389
Moving expenses (4)	—	438	—	438
Write-off of unamortized deferred financing fees (5)	—	—	69	—
Payroll tax credit (6)	—	(1,418)	—	(1,418)
Tax effect of adjustments (7)	(1,467)	(160)	(2,268)	(27)

Total adjustments	3,966	411	6,133	69

Adjusted net income (loss)	$20,881	$1,509	$24,433	$(16,754)

Diluted adjusted net income (loss) per common share	$0.51	$0.04	$0.62	$(0.46)

Diluted shares outstanding - adjusted	42,053,453	37,081,186	41,896,379	36,615,463

1.We are presenting adjusted net income and adjusted net income per share, which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use adjusted net income available to common stockholders and adjusted net income per share, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of adjusted net income available to common stockholders and adjusted net income per share as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.Represents non-cash changes in the fair value of contingent earn-out liabilities related to our acquisitions, non-cash charges related to asset disposals and certain third-party deal costs incurred in connection with our acquisitions or financing arrangements.

3.Represents duplicate rent and occupancy costs for our Los Angeles, CA, Richmond, CA, and Miami, FL facilities.

4.Represents moving expenses for the consolidation of certain facilities in New England.

5.Represents interest expense related to write-off of certain deferred financing fees in connection with the third amendment to our asset-based loan facility which increased the aggregate commitments from $150.0 million to $200.0 million.

6.Represents a payroll tax credit earned in accordance with the Employee Retention Credit under the CARES Act.

7.Represents the tax effect of items 2 through 6 above.

THE CHEFS’ WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED NET INCOME (LOSS) PER SHARE
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 24, 2022	June 25, 2021	June 24, 2022	June 25, 2021
Numerator:
Adjusted net income (loss)	$20,881	$1,509	$24,433	$(16,754)
Add effect of dilutive securities:
Interest on convertible notes, net of tax	719	—	1,365	—
Adjusted net income (loss) available to common shareholders	$21,600	$1,509	$25,798	$(16,754)
Denominator:
Weighted average basic common shares outstanding	37,100,968	36,831,054	37,018,044	36,615,463
Dilutive effect of unvested common shares	263,071	250,132	296,538	—
Dilutive effect of options and warrants	73,381	—	56,817	—
Dilutive effect of convertible notes	4,616,033	—	4,524,980	—
Weighted average diluted common shares outstanding	42,053,453	37,081,186	41,896,379	36,615,463

Adjusted net income (loss) per share:
Diluted	$0.51	$0.04	$0.62	$(0.46)